Exhibit 23(c)

Deloitte & Touch LLP

Suite 3300

925 Fourth Avenue

Seattle, WA 98104

USA

Tel: 206 716 7000

Fax: 206 965 7000

  www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 2019, relating to the financial statements of Avista Corporation and subsidiaries and the effectiveness of Avista Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

May 13, 2019